Exhibit 99.2

Theravance Biopharma Announces Pricing of Public Offering of its Ordinary Shares

Theravance Biopharma, Inc. (NASDAQ: TBPH) today announced the pricing of an underwritten public offering of 4,765,000 ordinary shares at a public offering price of $21.00 per share.  This represents an increase from the previously announced 4,250,000 shares to be offered.  The offering is expected to close on May 4, 2016, subject to the satisfaction of customary closing conditions.  Theravance Biopharma also granted the underwriters a 30-day option to purchase up to 714,750 additional shares.  The shares are being offered pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3.

Leerink Partners and Evercore ISI are acting as the joint book-running managers for the offering.  Guggenheim Securities is acting as lead manager and Baird is acting as co-manager.

Theravance Biopharma has been informed by Leerink Partners LLC that it bought 29,142 ordinary shares of Theravance Biopharma on behalf of the underwriters of this offering at an average purchase price of $21.17 per share on April 28, 2016 in pre-stabilization activities.

A shelf registration statement (including a base prospectus) relating to the shares was filed with the SEC and is effective. A preliminary prospectus supplement related to the offering was filed with the SEC on April 27, 2016 and is available on the SEC’s website located at http://www.sec.gov.  A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.  When available, copies of the final prospectus supplement relating to this offering may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525 ext. 6142 or by email at Syndicate@Leerink.com, or Evercore Group L.L.C., Attention:  Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055 or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This announcement contains “forward-looking statements” such as those, among others, relating to Theravance Biopharma’s expectations regarding the completion and timing of the public offering. These statements are subject to significant risks and uncertainties; actual results could differ materially from those projected and Theravance Biopharma cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to whether or not Theravance Biopharma will be able to raise capital through the sale of its ordinary shares, market and other conditions, and the satisfaction of customary closing conditions related to the public offering.  There can be no assurance that Theravance Biopharma will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Theravance Biopharma and its business can be found in the “Risk Factors” section of Theravance Biopharma’s Form 10-K, filed with the SEC on March 11, 2016, and in the preliminary prospectus supplement relating to the proposed offering filed with the SEC on April 27, 2016. Theravance Biopharma undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Theravance Biopharma’s expectations.